PART D - THIS PART DESCRIBES WAIVERS OF CERTAIN CHARGES IN YOUR CONTRACT.

WITHDRAWAL CHARGE WAIVERS

     For purposes of Withdrawal Charge waiver items 1 through 6 reference to "Owner" means: (a) under Joint Owner Contracts, the older of the Owner and Joint Owner and (b) under Contracts owned by Non-Natural Owner(s), the Annuitant, or the older of the Annuitant and Joint Annuitant, if applicable.

     However, for Contracts issued with the Guaranteed Minimum Income Benefit ("GMIB") Rider, that convert to GWBL, for purposes of the Withdrawal Charge waivers below, in the event of death, items 1 and 6, reference to "Owner" means: (a) under Joint Life Contracts, the second to die of the Owner or the Successor Owner, and (b) under Contracts with a Non-Natural Owner, the Annuitant for a Single Life Contract or the second to die of the Annuitant or Joint Annuitant for Joint Life Contracts. [For Contracts with GMIB that convert to GWBL under a Single Life Contract with Joint Owners or Single Life Non-Natural Owner Contracts with Joint Annuitants, for purposes of the Withdrawal Charge waivers below, in the event of death, items 1 and 6, reference to "Owner" means the older Owner or older Annuitant respectively. ]

In accordance with Section 8.01 of the Contract, we reserve the right to add, reduce or remove Withdrawal Charge waivers. No Withdrawal Charge will apply in these events:

1.   [the Owner dies and the Death Benefit is payable;
2. the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, as described in Section 7.05; or
3. the Owner has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or
4. we receive proof satisfactory to us that the Owner 's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
5. the Owner has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:

o its main function is to provide skilled, intermediate or custodial nursing care;
o     it provides continuous room and board to three or more persons;
o     it is supervised by a registered nurse or practical nurse;
o     it keeps daily medical records of each patient;
o     it controls and records all medications dispensed; and
o     its primary service is other than to provide housing for residents.
     [Item 6 below will apply only to Contract Owners in the NQ and IRA (not applicable to Inherited IRA) market segments]
6. the Spousal Continuation option is elected and the surviving spouse withdraws Contributions made prior to the original Owner's death.
     [Item 7 below will apply only to Contract Owners in the market segments under which the Beneficiary Continuation Option is available]
7. a Death Benefit is payable and the Beneficiary Continuation Option is elected.
     [Item 8 below will apply only to Contract Owners in the IRA (not applicable to Inherited IRA), TSA and QP market segments]
8. a withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service. However, in each Contract Year, the amount of the Required Minimum Distribution withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.

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     [Item 8 above for IRA Contracts (not applicable to Inherited IRA) only the following language will replace the immediately preceding sentence] a withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service [or Substantially Equal Withdrawal Program]. However, in each Contract Year, the amount of the Required Minimum Distribution [or Substantially Equal Withdrawal] is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.
9. [upon completion of [3] Contract Years], any withdrawal that together with any prior withdrawals made during the Contract Year, does not exceed [5%] of the beginning of the Contract Year Roll Up portion of your [GMIB][GMDB] benefit base[s]. If any withdrawal [after the 3 Contract Years], causes a pro-rata reduction in the Roll Up portion of the [GMIB][GMDB] benefit base[s] (as described in the [GMIB][GMDB] rider(s)) this waiver is not applicable to the withdrawal that causes the pro-rata reduction to commence, nor to any subsequent withdrawal for the life of the Contract.
10. amounts under this Contract that are directly transferred to an [Accumulator] Roth IRA Contract of the same class for purposes of a Roth IRA conversion.
11. withdawals from Contracts with GWBL, which do not exceed the Guaranteed Annual Withdrawal Amount in a Contract Year, once you have converted to GWBL under your GMIB Rider.]

[The Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 3, 4 and 5 above existed at the time the Contribution was remitted or if the condition began within the 12-month period following remittance.]


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